Exhibit 99.1

Clovis Oncology Announces Second Quarter 2012 Operating Results

BOULDER, Colo.--(BUSINESS WIRE)--August 8, 2012--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for the second quarter 2012, and provided an update on the progress of its clinical development programs and expected milestones for the rest of the year.

“We had a productive second quarter and continued to make progress in each of our programs,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We are seeking to expand our pipeline through our collaboration with Array BioPharma for the discovery of a novel mutant KIT inhibitor; each of our three current clinical programs continues to advance, and most importantly, we remain on track to announce the results from our pivotal LEAP trial of CO-101 in metastatic pancreatic cancer during the fourth quarter this year.”

2012 Financial Results and Outlook

Clovis reported a net loss of $15.7 million for the second quarter of 2012, and $34.7 million for the first half of 2012. This compares to a net loss of $18.5 million for the second quarter and $26.8 million for the first six months of 2011. Net loss attributable to common stockholders for the second quarter of 2012 was $0.61 per share and $1.45 per share for the year to date, compared to $14.32 per share for the second quarter and $21.07 per share for first six months of 2011.

Research and development expenses totaled $12.6 million for the second quarter and $25.2 million for first half of 2012, compared to $9.7 million for the second quarter and $16.7 million for the first six months of 2011. The increase in research and development expenses over the comparable periods in 2011 was driven by the in-licensing of rucaparib in June 2011, expanded development activities for CO-101 and an increase in internal resources to manage the Company’s development programs.

General and administrative expenses totaled $2.7 million for the second quarter and $5.1 million for the first six months of 2012, compared to $1.7 million for the second quarter and $3.1 million for the first six months of 2011. The increase in general and administrative expenses over the comparable periods in 2011 was primarily due to increased internal resources and third party costs to support the activities associated with being a public company.

Operating expenses for the second quarter of 2012 include $1.2 million of stock compensation expense, compared to $0.3 million of stock compensation expense for the second quarter of 2011. Operating expenses for the first half of 2012 included $2.1 million of stock compensation expense, compared to $0.4 million of stock compensation expense for the first half of 2011.

As of June 30, 2012, Clovis had $176.9 million in cash and cash equivalents and 26.1 million outstanding shares of common stock. The Company continues to expect a cash burn of $67 to $72 million for 2012, and to end the year with approximately $140 million in cash.

Recent highlights for Clovis include the following:

  Initiated a Phase I study of CO-101, the Company’s lipid drug conjugate of gemcitabine, in combination with cisplatin in non-small cell lung cancer (NSCLC);
  Continued enrollment in the dose escalation phase of the US/EU Phase I/II study of CO-1686, the Company’s oral, targeted covalent inhibitor of epidermal growth factor receptor (EGFR) mutations currently being studied for the treatment of NSCLC;
  Signed a diagnostic collaboration with Foundation Medicine for the discovery of a companion diagnostic for rucaparib, the Company’s oral, small molecule inhibitor of PARP (poly ADP-ribose polymerase) being explored for use in patients with tumors with defective BRCA function in ovarian and breast cancer;
  Continued enrollment in the dose escalation phase of the Phase I/II monotherapy study of rucaparib;
  Received Orphan Drug Designation for rucaparib from the U.S. Food and Drug Association (FDA) for the treatment of ovarian cancer;
  Announced an agreement with Array BioPharma to discover a novel KIT inhibitor targeting secondary mutations occurring in the majority of gastronintestinal stromal tumor (GIST) patients;

Importantly, the Company continues to expect to announce top-line overall survival results of the pivotal LEAP study of CO-101 in metastatic pancreatic cancer during the fourth quarter of 2012.

Clovis will hold a conference call to discuss second quarter 2012 results this morning, August 8, at 8:30 a.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.783.2137, International participants 857.350.1596, passcode: 43655406.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K dated for the fiscal year ended December 31, 2011 and in its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC. CONSOLIDATED FINANCIAL RESULTS (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$-	$-	$-	$-

Expenses:
Research and development	12,590	9,679	25,152	16,720
General and administrative	2,680	1,705	5,105	3,110
Acquired in-process research and development	250	7,000	4,250	7,000
Operating loss	(15,520)	(18,384)	(34,507)	(26,830)

Other income (expense), net	(172)	(115)	(176)	3
Loss before income taxes	(15,692)	(18,499)	(34,683)	(26,827)

Income taxes	35	-	27	-
Net loss	$(15,657)	$(18,499)	$(34,656)	$(26,827)

Basic and diluted net loss per common share	$(0.61)	$(14.32)	$(1.45)	$(21.07)

Basic and diluted weighted average common shares outstanding	25,744	1,292	23,892	1,273

CONSOLIDATED BALANCE SHEET DATA (in thousands)

	June 30, 2012	December 31, 2011

Cash, cash equivalents and available for sale securities	$176,903	$140,248
Working capital	168,071	130,519
Total assets	179,899	143,445
Common stock and additional paid-in capital	314,676	242,243
Total stockholders' equity	169,568	131,793

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com